CERTIFICATE OF INCORPORATION

OF

DJ CONNECTION TULSA, INC.

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA
2300 North Lincoln Blvd., Suite 101, State Capital Building
Oklahoma City, Oklahoma 73105-4897
405-522-4560

This Certificate of Incorporation dated June 19, 2002, has been duly executed and is filed as an agreement with the Secretary of State of the State of Oklahoma to form a corporation under the Oklahoma General Corporation Act (hereafter referred to as the "Act"). The undersigned sole incorporator,

Clay Clark
1722 East 72nd St. #1416
Tulsa, OK 74136,

is a person legally competent to enter into contracts, and hereby declares and certifies:

ARTICLE I

The name of the corporation is: DJ Connnection Tulsa, Inc.

ARTICLE II

The registered office is 1722 East 72nd St. #1416, Tulsa County, Oklahoma, 74136. The name of the registered agent at such address is Clay Clark.

ARTICLE III

The duration of the corporation is perpetual.

ARTICLE IV

The corporation is formed for any and all lawful purposes; including, but not limited to, the following:

CERTIFICATE OF INCORPORATION
DJ CONNECTION TULSA, INC.

a.
To deliver entertainment services to clients for special occasions, and to generally deal in and with all products, equipment, components, systems, machinery, and supplies used or useful in connection therewith.

b.
To maintain, purchase, rent, lease, own, sell, or otherwise handle and deal in all real estate, equipment, materials, supplies, tools, buildings, fixtures, structures, and all other personal and real property necessary, incident, or convenient to carrying on the business and purposes of the corporation.

c.
To purchase interests in ventures, partnerships, limited partnerships (as a general partner or as a limited partner), limited liability companies, and other corporations engaging in the same or similar activities as this corporation, or any other activities for which such entities may be formed under the laws of the State of Oklahoma or any other state in the United States.

d.	To create security interests in, or mortgage all the real estate and personal property that may be required for proper conduct of the business.

e.	To engage in any lawful act or activity for which a corporation may be organized within the State of Oklahoma or in any other state within the United States.

ARTICLE V

a.
The total number of shares of capital stock which the corporation shall have authority to issue is 50,000 shares, designated as common stock, par value $1.00 per share. All common stock shall be non-assessable.

b.
To the extent permitted by law, the Board of Directors shall have the full authority, to increase, decrease or otherwise adjust the capital stock, to designate the classes or series thereof, and to determine whether all or any part of such stock shall have voting powers, full or limited, or no voting powers, and to designate such powers and preferences, whether optional or participating, or other special rights, and the qualifications, limitations or restrictions thereof as the Board shall from time to time determine in duly adopted resolutions.

c.
At any time, and from time to time when authorized by resolution of the Board of Directors, and without any action by its shareholders, the corporation may issue or sell any shares of the corporation. In each case, the consideration to be received by the corporation for any such shares so issued or sold shall be such as shall be fixed from time to time by resolution of the Board of Directors.

CERTIFICATE OF INCORPORATION
DJ CONNECTION TULSA, INC.

ARTICLE VI

At every meeting of shareholders, each shareholder shall be entitled to one (1) vote per share of common stock standing in his name on the books of the corporation. The bylaws of the corporation shall determine who is a stockholder of the corporation at such time as any vote of stockholders is called.

ARTICLE VII

The holders of stock entitled to vote shall be present in person or by proxy at shareholders' meetings as follows: A majority of shareholders entitled to vote at any meeting of the shareholders shall constitute a quorum; any meeting may be adjourned from time to time. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than the number required to originally constitute a quorum.

ARTICLE VIII

Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE IX

By vote of a simple majority, the Board of Directors shall have authority to adopt, alter, amend, or repeal the Bylaws of the Corporation.

ARTICLE X

To the extent permitted by law, no contract or transaction between the corporation and one or more of its directors or officers, or between the corporation, and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in a meeting of the body thereof which authorizes the contract or transaction, or solely because the directors, officers or their votes are counted for such purpose.

ARTICLE XI

No director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1053 of the Act or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment.

CERTIFICATE OF INCORPORATION
DJ CONNECTION TULSA, INC.

ARTICLE XII

The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or later prescribed by statute; provided, however, that any amendment which diminishes the rights of a shareholder shall entitle any non-consenting shareholder adversely affected by the amendment to those appraisal rights provided in Section 1091 of the Act. All rights, powers, privileges, and discretionary authority granted or conferred upon shareholders or directors are granted subject to this reservation.

ARTICLE XIII

The Board of Directors of the Corporation is expressly authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit, whether administrative, investigative, criminal or civil, other than an action taken by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director , employee or agent of another corporation, partnership, joint venture, trust or any other enterprise against expenses, including attorney fees, judgments, fines, costs, and amounts paid in settlement to the extent permitted by Oklahoma law.

IN WITNESS WHEREOF, I have subscribed my name to this Certificate of Incorporation this 19th day of June, 2002.

INCORPORATOR:

/s/ Clay Clark
Clay Clark